Exhibit 3.5

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
brownie’s marine group, inc.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned, being the President of BROWNIE’S MARINE GROUP, INC., a Florida corporation (the “Corporation”), bearing Document Number P15000080495, does hereby submit these Articles of Amendment for the purpose of amending the Corporation’s Articles of Incorporation as follows:

FIRST: Article IV, Section A of the Corporation’s Articles of Incorporation shall be deleted in its entirety and replaced with the following:

“ARTICLE IV

A.            Capital Stock. The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be One Billion (1,000,000,000) shares of Common Stock, par value $.0001 per share and Ten Million (10,000,000) shares of Preferred Stock, par value $.01 per share.

Classes and series of the Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such classes or series of Preferred Stock as adopted by the Board of Directors.

The Corporation shall be authorized and empowered to issue shares of one class or series of the Corporation’s Capital Stock as dividends on shares of a different class or series of its Capital Stock.”

SECOND: The foregoing amendment was adopted by the board of directors by unanimous written consent in lieu of a meeting of the board of directors held dated December 9, 2015 and by written consent of the holders of a majority of the Corporation’s issued and outstanding capital stock, voting together as a single class, of the Corporation dated December 9, 2015. Therefore, the number of votes cast for the Amendment to the Corporation's Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on December 9, 2015.

/s/ Robert Carmichael
Robert Carmichael, President